Exhibit 10.15

INTELLECTUAL PROPERTY/COLLABORATIVE RESEARCH AGREEMENT

between

Kraig Biocraft Laboratories, Inc.
(SPONSOR)

and

The University of Notre Dame du Lac
(NOTRE DAME)

1.           Scope of Work

SPONSOR grants to NOTRE DAME and NOTRE DAME accepts support for basic research investigations under the direction of Dr. Malcolm Fraser at College of Science in the department of Biological Science as described in the attached Statement of Work (Attachment A). NOTRE DAME undertakes this research in furtherance of its goal of seeking new knowledge.

2.           Compensation

In consideration of NOTRE DAME's exerting its good faith efforts to carry out the research described in Attachment A (Research Plan), SPONSOR will pay NOTRE DAME the amounts specified in, and in the manner provided by, Attachment B (Compensation).

3.           Period of Performance

Research under this Agreement will be performed during the period September 30, 2015 through March 31, 2016.

4.           Technical Representatives

SPONSOR's technical representative shall be Kim Thompson or such other representative as SPONSOR may subsequently designate in writing. NOTRE DAME's Principal Investigator shall be Dr. Malcolm Fraser who shall be responsible for the direction and conduct of the Research.

5.           Consultation with SPONSOR's Representatives

During the period of this Agreement, SPONSOR's Technical/Scientific Representative and other representatives may have reasonable access to consult informally with NOTRE DAME's Principal Investigator regarding the Research both personally and by telephone. Access to work carried on in NOTRE DAME Laboratories in the course of the Research shall be entirely under the control of NOTRE DAME personnel; SPONSOR's representatives shall be permitted to visit such laboratories only during usual hours of operation as is mutually agreeable.

6.           Technical Reports

The Principal Investigator shall make up to four (4) oral reports each year if requested by SPONSOR's Technical Representative. Within sixty (60) days after the expiration of this Agreement, the Principal Investigator shall submit a comprehensive final report to SPONSOR.

7.           Publicity

Neither party shall use the name of the other in any form of advertising or promotion without the prior written approval of the other. The parties may, however, acknowledge SPONSOR's support for, and the nature of, the investigations being pursued under this Agreement. In any such statement, the relationship of the parties shall be accurately and appropriately described.

8.           Publication

NOTRE DAME has the right to publish and otherwise publicly disclose information it has gained in the course of the Research. In order to permit SPONSOR an opportunity to determine if patentable inventions are disclosed, the Principal Investigator will provide Sponsor with copies of articles written by project personnel reporting on the Research prior to or coincidental with submission for publication. NOTRE DAME and SPONSOR shall inform the Principal Investigator of the effect on patent rights of the disclosure of patentable information prior to the filing of a patent application.

9.           Intellectual Property

All rights in inventions, discoveries, biological material, or software created in the course of the Research shall be the property of NOTRE DAME. NOTRE DAME shall promptly report any such inventions, discoveries, biological material or software to SPONSOR upon receipt of a written report from the Principal Investigator.

a)           Patents

NOTRE DAME agrees to cause patent applications to be filed and prosecuted in its name at SPONSOR's request and expense on inventions or discoveries conceived and reduced to practice in the course of the Research (“Project IP”). NOTRE DAME shall promptly notify SPONSOR and provide it a copy of any such patent application. From the date of notification, SPONSOR shall have a six (6) month period to negotiate the terms of an exclusive license agreement for Project IP and NOTRE DAME agrees to negotiate these license terms and conditions consistent with the License Agreement in Attachment C, provided Sponsor is in compliance with this Agreement. During this period NOTRE DAME will not offer a commercial license for Project IP to any other party.

In the event SPONSOR does not agree, within thirty (30) days after notification of NOTRE DAME's intent to file a patent application, to support said filing, NOTRE DAME may file at its own expense and SPONSOR shall have no further rights in that patent application.

b)           Unpatented Technology

All rights in technology created in the performance of the Research for which NOTRE DAME does not seek patent protection shall be owned by NOTRE DAME. Upon receipt of a written description or sample of such technology, SPONSOR shall have a six (6) month period to negotiate the terms of an exclusive license agreement for Project IP and NOTRE DAME agrees to negotiate these license terms and conditions consistent with the License Agreement in Attachment C, provided Sponsor is in compliance with this Agreement. During this period NOTRE DAME will not offer a commercial license for Project IP to any other party.

c)	Grant of Rights

For disclosures for which the SPONSOR provides notice to NOTRE DAME under §9a., NOTRE DAME grants the SPONSOR a non-exclusive, paid-up, royalty-free license for internal use on any Joint Intellectual Property developed pursuant to this agreement.  SPONSOR will bear the cost of preparing, filing, prosecuting and maintenance of the patent(s) as outlined in § 9a.

d)	Background Intellectual Property

“Background Intellectual Property” shall mean NOTRE DAME Patents with the following patent number:

# 6,218,185, issued April 17, 2001, entitled “Piggybac transposon-based genetic transformation system for insects”, # 6,551,825, issued April 22, 2003 entitled “Piggybac transposon-based genetic transformation system for insects”,
# 6,962,810, issued November 8, 2005 entitled “Methods and compositions for transposition using minimal segments of the eukaryotic transformation vector Piggybac”, # 7,105,343, issued September 12, 2006 entitled “Methods and compositions for transposition using minimal segments of the eukaryotic transformation vector Piggybac”, and Application # 11/454.947 filed June 19, 2006 entitled “Methods and compositions for transposition using minimal segments of the eukaryotic transformation vector Piggybac”.

Sponsor has certain rights to Background Intellectual Property. From the date of notification pursuant to 9.a), SPONSOR shall have a six (6) month period to negotiate the terms of a license agreement for Project IP and Background IP and NOTRE DAME agrees to negotiate these license terms and conditions consistent with the License Agreement in Attachment C, provided Sponsor is in compliance with this Agreement.

10.           Collaboration

It is understood that the NOTRE DAME investigators shall be free to discuss the Research with other investigators and to collaborate with them to the extent that no rights under any other agreement between the parties are infringed. .

11.           Indemnification

SPONSOR hereby waives, and agrees to indemnify, defend, and hold harmless NOTRE DAME and its employees, agents, and students from any claim, loss, cost, expense, or liability of any kind including reasonable attorney's fees and expenses arising out of or connected with this Agreement or the Research, except to the extent such claim is due to the negligence of NOTRE DAME, and including, without limitation, product liability claims relating to products based on the Research. NOTRE DAME shall promptly notify SPONSOR of any such claim and shall cooperate with SPONSOR and its insurance carrier in the defense of the claim. SPONSOR agrees to consult with NOTRE DAME regarding the defense of such claim and to submit any proposed settlement to NOTRE DAME in advance of its approval.

12.           Warranties

NOTRE DAME MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, THE CONDITION, ORIGINALITY, OR ACCURACY OF THE RESEARCH OR ANY INVENTION(S) OR PRODUCT(S), WHETHER TANGIBLE OR INTANGIBLE, CONCEIVED, DISCOVERED, OR DEVELOPED UNDER THIS AGREEMENT; OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR ANY SUCH INVENTION OR PRODUCT. NOTRE DAME SHALL NOT BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL, OR OTHER DAMAGES SUFFERED BY SPONSOR, ANY LICENSEE, OR ANY OTHERS RESULTING FROM THE USE OF THE RESEARCH OR ANY SUCH INVENTION OR PRODUCT.

13.           Independent Contractor

For the purposes of this Agreement and all services to be provided hereunder, each party shall be, and shall be deemed to be, an independent contractor and not an agent or employee of the other party. Neither party shall have authority to make any statements, representations nor commitments of any kind, or to take any action, which shall be binding on the other party, except as may be explicitly provided for herein or authorized by the other party in writing.

14.           Governing Law

The validity and interpretation of this Agreement shall be governed by the laws of the State of Indiana in the United States of America.

15.           Assignment

This Agreement shall not be assignable by either party without the prior written consent of the other party.  Such consent will not be unreasonably withheld.  Any and all assignments not made in accordance with this section shall be void.

16.           Notices

Any notice or report required or permitted to be given under this Agreement shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail to the following addresses of either party:

Director, Research Contracts & Awards
University of Notre Dame
940 Grace Hall
Notre Dame, Indiana  46556

and

Kim Thompson, CEO
Kraig Biocraft Laboratories
120 North Washington Square, Suite 805
Lansing, MI  48933

or to such other addresses as shall hereafter have been furnished by written notice to the other party.

17.           Title to Equipment

NOTRE DAME shall retain title to all equipment purchased and/or fabricated by it with funds provided by SPONSOR under this Agreement.

18.           No Oral Modification

No change, modification, extension, termination, or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.

19.           Term and Termination

This Agreement shall expire on March 31, 2016 unless extended or sooner terminated in accordance with the provisions of this section.

Either party may terminate this Agreement by giving the other party ninety (90) days prior written notice of its election to terminate. In addition, NOTRE DAME may terminate this Agreement immediately if circumstances beyond its control preclude continuation of the Research.

Upon termination of this Agreement, SPONSOR shall reimburse NOTRE DAME for all reasonable expenses or uncancellable commitments incurred as of the date of notice of termination but not to exceed the total amount committed under this Agreement.

Termination or expiration of this Agreement for reasons other than an unremedied failure to meet the material obligations under this Agreement shall not affect the rights and obligations of the parties accrued prior to termination.

20.           Entire Agreement

This instrument contains the entire Agreement between parties hereto. No verbal agreement, conversation or representation between any officers, agents, or employees of the parties hereto either before or after the execution of this Agreement, shall affect or modify any of the terms or obligations herein contained.

IN Witness WHEREOF, the parties have caused this Agreement to be executed as of

Kraig Biocraft Laboratories, Inc. By: _/s/ Kim Thompson________________ Kim Thompson Chief Executive Officer Date: ___2/23/2015___________________	The University of Notre Dame du Lac By: _/s/ Greg Luttrell________________ Greg Luttrell Director, Research Contracts & Awards Date: __3/4/2015___________________